Exhibit 107

Calculation of Filing Fee Tables

FORM F-3
(Form Type)

Lion Group Holding Ltd.
(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees previously paid	Equity	Class A Ordinary Shares, par value $0.0001 per share	-	-	-	-	-	-
Fees previously paid	Equity	Class A ordinary shares, par value US$0.0001 per share, represented by American Depositary Shares	-	-	-	-	-	-
Fees previously paid	Equity	Preferred Shares	-	-	-	-	-	-
Fees previously paid	Equity	Preferred Shares represented by American Depositary Shares
Fees previously paid	Debt	Debt Securities	-	-	-	-	-	-
Fees previously paid	Other	Warrants	-	-	-	-	-	-
Fees previously paid	Other	Rights	-	-	-	-	-	-
Fees previously paid	Other	Units	-	-	-	-	-	-
Fees previously paid	Unallocated (Universal) Shelf	-	457(o)	(1)	(2)	$200,000,000	$0.0001102	$22,040
Fees to be paid	Equity	Class A ordinary shares, par value US$0.0001 per share, represented by American Depositary Shares issuable upon exercise of ADS purchase warrants	457(g)	41,085,715	$0.245(4)	$10,066,000.18	$0.0001102	$1,109.27
Fees to be paid	Other	Warrants to purchase ADS (5)	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amounts					$210,066,000.18	$0.0001102	$23,149.27
	Total Fees Previously Paid							$22,040
	Total Fee Offsets							-
	Net Fee Due							$1,109.27

(1)	The registrant is registering an indeterminate number of securities for offer and sale from time to time at indeterminate prices, which shall have an aggregate offering price not to exceed $200,000,000. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional number of securities that may be issued from time to time to prevent dilution as a result of a distribution, split, combination, or similar transaction. Securities registered hereunder may be sold separately, or together with other securities registered hereunder. Includes consideration to be received by the registrant, if applicable, for registered securities that are issuable upon exercise, conversion, or exchange of other registered securities

(2)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instructions to the Calculation of Filing Fee Tables and Related Disclosure (2)(A)(iii)(b) of Form F-3 under the Securities Act.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the high and low prices of the Registrant’s ADSs on March 24, 2023, as reported on the Nasdaq.

(5)	Pursuant to Rule 457(g) of the Act, no separate registration fee is required for the Warrants because the Warrants are being registered in the same registration statement as the Class A ordinary shares represented by ADSs of the Registrant issuable upon exercise of the Warrants.